Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-209788

O’REILLY AUTOMOTIVE, INC.

$750,000,000 3.600% Senior Notes due 2027

August 10, 2017

Term Sheet

Issuer	O’Reilly Automotive, Inc.

Description of Security	3.600% Senior Notes due 2027

Security Type	Senior Notes

Legal Format	SEC Registered

Ratings*	Baa1 (Moody’s) / BBB+ (S&P)

Trade Date	August 10, 2017

Settlement Date	August 17, 2017 (T+5)**

Principal Amount	$750,000,000

Maturity Date	September 1, 2027

Interest Payment Dates	Semi-annually on March 1 and September 1, commencing on March 1, 2018

Coupon	3.600%

Benchmark Treasury	2.375% due May 15, 2027

Benchmark Treasury Price / Yield	101-11+ / 2.219%

Spread to Benchmark Treasury	+140 basis points

Yield to Maturity	3.619%

Public Offering Price	99.840% of principal amount

*                 Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**          Pursuant to Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on any date prior to the third business day before delivery thereof will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement.

Optional Redemption

Prior to June 1, 2027, redeemable, in whole, at any time, or in part, from time to time, at the Company’s option, for cash, at a redemption price, plus accrued and unpaid interest to, but not including, the redemption date, equal to the greater of (1) 100% of the principal amount thereof, or (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon that would have been due if the notes matured on June 1, 2027, not including accrued and unpaid interest to, but not including, the date of redemption, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 25 basis points.

On or after June 1, 2027, redeemable, in whole at any time or in part from time to time, at the Company’s option, for cash, at a redemption price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but not including, the redemption date.

CUSIP Number	67103HAF4

ISIN	US67103HAF47

Joint Book-Running Managers	Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.

Senior Co-Manager	BB&T Capital Markets, a division of BB&T Securities, LLC

Co-Managers	BNP Paribas Securities Corp.
Capital One Securities, Inc.
Citizens Capital Markets, Inc.
The Huntington Investment Company
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
PNC Capital Markets LLC
Regions Securities LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for this offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting the SEC web site at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll-free at 1-800-294-1322 or Wells Fargo Securities, LLC, toll-free at 1-800-645-3751.

Term Sheet dated August 10, 2017, to the Preliminary Prospectus Supplement dated August 10, 2017, and the accompanying Prospectus dated February 29, 2016 (together, the “Preliminary Prospectus”) of O’Reilly Automotive, Inc. This Term Sheet is qualified in its entirety by reference to the Preliminary Prospectus. The information in this Term Sheet supplements the Preliminary Prospectus and supersedes the information in the Preliminary Prospectus to the extent it is inconsistent with the information in the Preliminary Prospectus. Capitalized terms used in this Term Sheet but not defined have the meanings given them in the Preliminary Prospectus. Financial information presented in the Preliminary Prospectus is deemed to have changed to the extent affected by the changes described herein.